EXHIBIT 99.1

Press Release
For immediate release
Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations or William M. Crawford, Investor Relations, 303-293-9100
Bill Barrett Corporation Announces Operating, Drilling, and Financial Results
for Second Quarter 2005
DENVER — (PR Newswire) — August 3, 2005 — Bill Barrett Corporation (NYSE: BBG-News) reported that production for the second quarter that ended June 30, 2005 was 8.6 billion cubic feet equivalent (Bcfe), which compares to 8.1 Bcfe in the second quarter 2004. Net of the effects of hedging, the realized price for the Company’s production in the second quarter 2005 was $6.31 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $5.01 per Mcfe in the second quarter 2004. Discretionary cash flow (1), a non-GAAP measure defined below, was $34.7 million for the second quarter of 2005, an increase of 41% over the second quarter 2004. As further described below, the Company recorded a non-cash impairment of $36.3 million related to certain of its Cooper Reservoir and Talon properties in the Wind River Basin. After recording this impairment in the second quarter 2005, the Company reported a net loss of $15.9 million, which compares to net income of $3.0 million in the second quarter 2004.
For the first six months of 2005, the Company reported production of 17.0 Bcfe, compared to 15.4 Bcfe in the first half of 2004. The realized price, net of hedging, was $6.15 per Mcfe in the first half of 2005 compared to $4.95 per Mcfe in the similar period of 2004. Discretionary cash flow (1) was $66.3 million in the first half of 2005, an increase of 39% over the first half of 2004. The Company reported a net loss of $12.8 million in the first six months of 2005, which compared to net income of $7.8 million in the first half of 2004.
The Company also announced encouraging preliminary results in the Cave Gulch area for its exploratory Bullfrog #14-18 well and the stimulation of the Cave Gulch 1-29.
Fredrick J. Barrett, Chief Operating Officer and President, commented, “Our active drilling program continues to keep us on track to achieve significant reserve and production growth. In the Wind River Basin, we are excited about the potential exploration success with our Bullfrog well along with the successful hydraulic fracturing of the Cave Gulch 1-29 well, both of which have the potential to be multi-Bcfe wells. Additionally, our Piceance completions continue to improve, preliminary indications in West Tavaputs are encouraging, and our Williston horizontal drilling is yielding increasing oil production. Although we are disappointed with the results to date at Cooper Reservoir and Talon, the success of our diversified drilling programs confirms our expectation that we will achieve our 2005 production targets and continue to generate strong cash flow.”
Operating and Drilling Update
The Company spent $88.1 million on capital expenditures in the second quarter of 2005, which was comprised of $10.0 million for the acquisition of undeveloped properties, $76.5 million for drilling, development, exploration and exploitation of natural gas and oil properties, $0.7 million for geologic and geophysical costs, and $0.9 million for equipment and other expenditures. The following table lists the Company’s capital expenditures by basin and wells spud for the second quarter of 2005.

	For the Quarter Ended June 30, 2005
Area	Capital Expenditures (in millions)	Wells spud
Piceance Basin	$31.4	24
Wind River Basin	17.2	3
Uinta Basin	16.4	7
Powder River Basin	9.5	39
Williston Basin	6.6	2
Other	7.0	1

Total	$88.1	76

The Company provides the following guidance for production and expenses based on information available at the time of this release. The guidance amounts do not include production or operating costs that may result from acquisitions or future successful exploration projects. Please see the forward-looking statements disclosure at the end of this release for more discussion of the inherent limitations of these forward-looking statements.

Guidance:	Third Quarter Ending	Year Ending
	September 30, 2005	December 31, 2005
Production:
Oil (MBbl)	110 - 130	486 - 526
Natural Gas (Bcf)	8.3 - 8.9	34.5 - 36.8
Total Natural Gas Equivalent (Bcfe)	9.0 - 9.7	37.4 - 40.0

Operating Costs (in millions):
Lease operating expense	$5.2-$5.4	$21.5-$23.3
Gathering and transportation expense	$3.1-$3.3	$11.4-$12.2
General and administrative expense (excluding non-cash stock-based compensation)	$6.3-$6.9	$23.0-$24.5
The Company currently intends to participate in the drilling of 352 wells in 2005, including 19 exploration wells. The Company’s capital budget currently is set at $305 million, but industry-wide cost increases and accelerating certain of the Company’s drilling programs may cause the Company to increase the budget.
As of June 30, 2005, the Company had eight conventional and eight coalbed methane rigs in operation, and is providing the following update of certain of its drilling activities.
Wind River Basin, Wyoming
Cave Gulch/Bullfrog — In the Bullfrog area, the Company recently completed and is testing the Bullfrog #14-18 (93% working interest), a 19,400 foot deep exploratory test targeting the Lakota, Muddy and Frontier formations. Early results are encouraging. As of July 26, 2005, this well was flowing approximately 17.8 MMcfd (gross) into the sales line at 10,940 pounds per square inch (psi) flowing tubing pressure with 30 barrels of water per day (bwpd) from a completion in the Muddy formation. Other Muddy wells in the area tend to have relatively short reserve lives and highly variable reservoir size. Below the Muddy, the Lakota formation tested dry gas in excess of one MMcfd (gross), but is currently isolated under a bridge plug. Above the Muddy, the Frontier formation intervals remain untested and behind pipe. The Company has identified several additional potential drilling locations in the area targeting these formations.
In Cave Gulch, the Company has identified Muddy/Frontier stimulation and re-stimulation candidates in its development program. The first of these stimulations was performed in mid-June with promising results. The Muddy formation was stimulated in the Cave Gulch 1-29 (70% working interest) and, as of July 26, 2005, the well was flowing approximately 11.8 MMcfd (gross) into the sales line at 1,650 psi flowing tubing pressure along with 60 bwpd, a significant increase from the approximately 0.7 MMcfd (gross) at 1,070 psi flowing tubing pressure and 0-22 bwpd prior to stimulation. The Company plans to re-stimulate the Muddy formation in the Cave Gulch 5-30 well, an offset to the Cave Gulch 1-29, later this year. Both the Cave Gulch 1-29 and Cave Gulch 5-30 have behind pipe potential in the Frontier formation.
In the Cooper Reservoir area, the Company drilled six wells targeting the Lance and Fort Union formations in the first half of 2005. Five wells are producing into the sales line and the other development well was a dry hole. As a result of drilling these wells and ongoing evaluation of the area, the Company determined that infill wells are encountering depleted sands and are not recovering sufficient incremental reserves to continue the program in the Lance and Fort Union formations. The Company recorded an impairment expense of $29.5 million in the second quarter to reduce the carrying value of properties in the Cooper Reservoir to fair value. The Company has identified deeper Muddy and Frontier potential on 3-D seismic that it believes is on trend with the Muddy production in the Bullfrog area. The Company will continue to assess Cooper Reservoir as a deep exploration play.

East Madden — The Company continues to test the Lance formation in the Hitchcock Draw exploratory well (37.5% working interest). As of July 31, 2005, the well was flowing approximately 365 Mcfd (gross) into the sales line from four completion intervals in the Lower Lance formation. Additional intervals of potential pay remain untested at present in the Upper Lance and Fort Union formations. The Company and its industry partner are assessing the potential of drilling an additional exploratory test.
Talon — In the first half of 2005, the Company drilled and completed three wells and participated in another three nonoperated wells. Of the three nonoperated wells, one is waiting on pipeline, one is waiting on completion, and one was deemed to be a dry hole. The Company currently has nine productive wells in Talon; however, performance of these wells has been weaker than expected. While the Company continues to believe that Talon is a large, unconventional basin centered area with significant oil and gas in place in both the Lance and Fort Union formations, additional development of drilling and completion techniques will be required to determine whether this gas may be recovered economically. As a result of performance to date, the Company recorded an impairment expense totaling $6.8 million in the second quarter to reduce the carrying value of these exploration wells to the fair value of the reserves developed. The Company plans to drill another two exploratory wells before year end and is assessing the feasibility of horizontal drilling in the Fort Union formation.
Piceance Basin, Colorado
The Company currently is operating four drilling rigs in its Gibson Gulch project area (97% average working interest). For the first seven months of 2005, the Company drilled 42 wells in Gibson Gulch. Twenty wells drilled in 2005 have been completed and hooked up to a sales line at initial maximum daily rates ranging from 375 Mcfd to 2,400 Mcfd (gross). The other 22 wells are either being completed or waiting on completion. The Company continues to refine the completion procedures it applies to the field, demonstrated by the nine most recent completions. Those wells had initial test rates that ranged between 700 to 2,400 Mcfd (gross), with seven of the nine exceeding an initial test rate of 1,200 Mcfd (gross). The Company has budgeted $127 million for capital expenditures for the Piceance Basin in 2005, including drilling 80 wells and acquiring 25 square miles of 3-D seismic. However, depending on drilling results, the Company may drill additional wells in the Piceance in late 2005.
Uinta Basin, Utah
West Tavaputs – The Company currently is operating four drilling rigs in its West Tavaputs project area (100% working interest). For the first seven months of 2005, the Company drilled seven wells to the Mesaverde and Wasatch formations in the West Tavaputs development area. Three wells have been completed and four are waiting on completion. Initial production in these recently completed wells ranged between 1.1 MMcfd to 3.1 MMcfd (gross). The Company also has spud its first deep test well in West Tavaputs, the #6-7 Peters Point well, which is being directionally drilled. The Company expects to reach total depth of 15,700 feet in late August to test the potential of the Dakota, Entrada, Navajo and Wingate formations identified on the Company’s Stone Cabin 3-D seismic survey. The Company has budgeted $55 million to drill a total of 14 wells in 2005, complete four wells that were drilled in 2004, and recomplete four wells before the onset of winter restrictions in mid-November.
Lake Canyon – The Company is proceeding with field activities to acquire a 57-square-mile 3-D seismic survey over the next several months. The Company will use the results to drill a 14,700 foot Mesaverde test (75% working interest) that is expected to spud before year end. The Company also plans to participate in two 6,500 foot Green River formation test wells (working interest range 18.75% to 25%) that are expected to spud before year end.
Garmesa – At the Cedar Camp prospect, the Company is waiting on pipeline connection to evaluate the Dakota, Entrada and Wingate formations after completing two wells (working interest 80%) drilled during the first half of 2005. The Company drilled one exploratory dry hole in this area in 2005.
Powder River Basin, Wyoming
The Company currently has eight CBM rigs drilling in the Powder River Basin targeting two pilot areas and one development area in the Big George formation. In the first seven months of 2005, the Company drilled two Wyodak wells and 71 Big George wells. Those wells drilled in our pilot areas, Cat Creek and Dead Horse, are in the initial stages of de-watering. For 2005, the Company expects to drill a total of 219 CBM wells.
Williston Basin, Montana and North Dakota
Red Bank/Target – In the first half of 2005, the Company drilled two horizontal wells, of which one is producing and one is in the process of completion. These wells targeted the Mississippian Ratcliff formation offsetting a successful exploratory well drilled by the Company last year. The completed well averaged over 230 barrels of oil per day (Bopd) (gross) in it first month of production. The Company has working interests in these wells ranging from 92% to 95%. The Company has identified another six locations in the Target Field area with working interests that range from 50% to 100%.
Red Water – The Company is negotiating to sell a 50% working interest in this exploratory project to an industry partner. The Company would retain a 50% working interest and 10,287 net undeveloped acres and expects to drill its first horizontal well by year end to test the Bakken formation. Red Water is an exploratory project that extends northwest from the Bakken trend.
Grand River – Subsequent to the joint exploration agreement that was executed with an industry partner in the second quarter, the Company expects to spud its first horizontal Red River B test well (60% working interest) by the fourth quarter of 2005 in the Grand River area.
Nameless and Indian Hills – The Company participated in a successful, nonoperated dual lateral horizontal Ratcliffe/Rival well in the Nameless area, the Snider 1-11H (working interest 41%) well, which currently is producing 130 Bopd (gross). This quarter, the Company expects to drill an offset (87% working interest) to this well. In the Indian Hills area, the Company completed one horizontal Rival formation well, and plans to drill another Ratcliffe formation well before year end.
Mondak – In the first half of 2005, the Company participated in the completion of a horizontal Bakken discovery well, which had an initial production rate of 194 Bopd (gross) (6% working interest) in this exploratory project after stimulation. In the third quarter, the Company plans to participate in another Bakken horizontal well two miles southwest of the discovery and has identified an additional four drilling locations.
Denver-Julesburg Basin, Colorado/Kansas/Nebraska
In the first half of 2005, the Company drilled two Niobrara wells, one vertical and one horizontal, in the Tri-State Prairie Star area (50% working interest). The Company and its partner are testing both wells and assessing the feasibility of connecting them to pipeline. The Company is near completion of its 530 linear mile 2-D seismic survey and plans to acquire up to 100 square miles of 3-D seismic before year end.
Big Horn Basin, Wyoming
As of June 30, 2005, the Company had acquired a total of 112,295 net undeveloped acres (70% working interest) in this exploratory project, along with a 100% working interest in a wellbore that had previously produced 3.5 Bcfe from the Muddy formation. The Company plans to re-enter the well and test several other formations.
Hedging Update
The Company recently entered into the following previously unannounced cashless collars for natural gas and oil:

Daily	Quantity	Floor-Ceiling
Volume	Type	Price	Index Price	Contract Period
5,000	MMBtu	$5.25-$10.60	Colorado Interstate Gas (CIG)	Aug-Dec 2005
4,000	MMBtu	$5.25-$12.05	CIG	Jan-Dec 2006
29,000	MMBtu	$5.25-$10.22	CIG	Jan-Dec 2007
50	Bbls	$50.00-$81.10	WTI	Jan-Dec 2006
600	Bbls	$50.00-$78.15	WTI	Jan-Dec 2007
Conference call to discuss second quarter results

As previously announced, a conference call to discuss second quarter results for the Company is scheduled for 2:00 p.m. EDT (1:00 p.m. CDT, 12:00 p.m. MDT) on Thursday, August 4, 2005. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 7922211. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A webcast archive will be made available approximately one hour after the conference call at www.billbarrettcorp.com. A telephonic replay will also be available approximately two hours after the call on Thursday, August 4, 2005 and will continue to be available through Saturday, August 6, 2005. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 7922211.
Forward-Looking Statements and Cautionary Statements
This press release and certain statements in the presentation are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission (www.sec.gov).
About Bill Barrett Corporation
Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com .
The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.
Bill Barrett Corporation
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Production Data:
Natural gas (MMcf)	7,813	7,360	15,526	14,060
Oil (MBbls)	124	119	250	228
Combined volumes (MMcfe)	8,557	8,074	17,026	15,428
Daily combined volumes (Mmcfe/d)	94	89	94	85
Average Prices (includes effects of hedges):
Natural gas (per Mcf)	$6.20	$4.91	$6.04	$4.88
Oil (per Bbl)	44.73	36.01	43.70	34.53
Combined (per Mcfe)	6.31	5.01	6.15	4.95
Average Costs (per Mcfe):
Lease operating expense	$0.52	$0.52	$0.52	$0.47
Gathering and transportation expense	0.34	0.17	0.33	0.16
Production tax expense	0.75	0.64	0.77	0.62
Depreciation, depletion and amortization	2.24	2.30	2.29	2.01

General and administrative (excluding stock based compensation)	0.69	0.57	0.68	0.56

Bill Barrett Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(in thousands, except per share amounts)
Revenues:
Oil and gas production	$53,962	$40,450	$104,647	$76,442
Other	487	1,949	1,708	2,398

Total revenues	$54,449	$42,399	$106,355	$78,840
Operating Expenses:
Lease operating expense	4,413	4,174	8,894	7,187
Gathering and transportation expense	2,881	1,339	5,604	2,491
Production tax expense	6,419	5,189	13,029	9,565
Exploration expense	684	1,334	2,665	2,813
Impairment expense	36,343	—	36,343	—
Dry hole costs	2,647	278	7,332	281
Depreciation, depletion and amortization	19,177	18,580	38,954	31,002
General and administrative	5,878	4,562	11,555	8,571
Stock based compensation	778	970	1,478	2,237

Total operating expenses	79,220	36,426	125,854	64,147

Operating income (loss)	(24,771)	5,973	(19,499)	14,693
Other Income and Expense:
Interest income	502	67	1,041	128
Interest expense	(496)	(789)	(1,002)	(1,383)

Total other income and expense	6	(722)	39	(1,255)

Income (Loss) before Income Taxes	(24,765)	5,251	(19,460)	13,438
Provision for (Benefit from) Income Taxes	(8,894)	2,216	(6,643)	5,666

Net Income (Loss)	(15,871)	3,035	(12,817)	7,772
Less cumulative dividends on preferred stock	n/a	(4,805)	n/a	(9,338)

Net loss attributable to common stock	$(15,871)	$(1,770)	$(12,817)	$(1,566)

Net Loss Per Common Share, Basic and Diluted	$(0.37)	$(1.27)	$(0.30)	$(1.18)

Weighted Average Common Shares Outstanding, Basic and Diluted	43,186,922	1,397,796	43,136,115	1,325,686

Bill Barrett Corporation
Consolidated Condensed Balance Sheets
(Unaudited)

	As of June
	30,	As of December 31,
	2005	2004
	(in thousands)
Cash and cash equivalents	$35,699	$99,926
Other current assets	37,528	37,964
Property and equipment, net	617,232	552,165
Other non current assets	14,457	6,103

Total assets	$704,916	$696,158

Current liabilities	$86,761	$62,106
Note payable to bank	—	—
Other non current liabilities	21,274	14,320
Stockholders’ equity:	596,881	619,732

Total liabilities and stockholders’ equity	$704,916	$696,158

Bill Barrett Corporation
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating Activities:
Net Income (Loss)	$(15,871)	$3,035	$(12,817)	$7,772
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	19,177	18,580	38,954	31,002
Deferred income taxes	(8,894)	2,216	(6,643)	5,666
Dry hole costs, abandonments, and impairment expense	38,990	278	43,675	281
Stock compensation and other non-cash charges	733	990	1,405	2,319
Amortization of deferred financing costs	281	121	563	207
Gain on sale of properties	(371)	(1,917)	(1,465)	(2,335)
Change in current assets and liabilities:
Accounts receivable	(869)	(1,760)	5,401	(6,476)
Prepayments and other current assets	(872)	(989)	(370)	(1,398)
Accounts payable, accrued and other liabilities	(2,933)	1,409	(3,112)	(1,817)
Amounts payable to oil and gas property owners	(609)	271	1,476	1,404
Production taxes payable	4,202	3,436	7,606	6,221

Net cash provided by operating activities	32,964	25,670	74,673	42,846
Investing Activities:
Additions to oil and gas properties	(86,376)	(36,069)	(144,315)	(80,553)
Additions of furniture, equipment and other	(865)	(486)	(1,405)	(914)
Proceeds from sale of properties	1,052	2,237	6,580	7,206

Net cash used in investing activities	(86,189)	(34,318)	(139,140)	(74,261)
Financing Activities:
Proceeds from debt	—	19,000	—	45,000
Principal payments on debt	—	(17,000)	—	(37,000)
Proceeds from sale of common and preferred stock	141	13,654	290	33,760
Deferred financing costs and other	39	(536)	(50)	(1,554)

Net cash provided by financing activities	180	15,118	240	40,206

Increase (Decrease) in Cash and Cash Equivalents	(53,045)	6,470	(64,227)	8,791
Beginning Cash and Cash Equivalents	88,744	18,355	99,926	16,034

Ending Cash and Cash Equivalents	$35,699	$24,825	$35,699	$24,825

Bill Barrett Corporation
Reconciliation of Discretionary Cash Flow (1) from Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(in thousands)
Net Income (Loss)	$(15,871)	$3,035	$(12,817)	$7,772

Adjustments to reconcile to discretionary cash flow (1):

Depreciation, depletion and amortization	19,177	18,580	38,954	31,002
Dry hole costs, abandonments, and impairment expense	38,990	278	43,675	281

Exploration expense	684	1,334	2,665	2,813

Deferred income taxes	(8,894)	2,216	(6,643)	5,666

Stock compensation and other non cash items	733	990	1,405	2,319

Amortization of deferred financing costs	281	121	563	207

Gain on sale of properties	(371)	(1,917)	(1,465)	(2,335)

Discretionary cash flow (1)	$34,729	$24,637	$66,337	$47,725

(1) Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, gains on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.
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